EXHIBIT 10.5

TECHNOLOGY LICENSE AGREEMENT
ADDITIONAL TERRITORY TERM SHEET NO. 1

This Additional Territory Term Sheet No. 1 (this “Term Sheet”) dated _______________, 2015 (the “Term Sheet Effective Date”) is attached to, and made a part of, the Technology License Agreement (“Technology License”) by and between OMS Investments, Inc. (“OMS”) and AeroGrow International, Inc. (“AeroGrow”) dated April 22, 2013.

Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Technology License.

Additional Territory:	United Kingdom
Termination Rights (for purposes of Section 8.3(b)(ii)):	A minimum of $3,000,000 in annual gross sales on or before March 31, 2019, and for each subsequent Contract Year.
Retailers/Channels of Trade:
AeroGrow may only sell to retailers that sell exclusively through the e-commerce channel of trade, including online and television sales (e.g., Amazon, QVC).  AeroGrow may expand to the online presence of those brick and mortar stores that OMS approves in advance in writing, which approval may not be unreasonably withheld, conditioned or delayed.

Additional Terms:	None.

This Term Sheet incorporates all the rights, duties, and obligations extended to both parties under the Technology License relating to the subject matter herein.  This Term Sheet and the Technology License shall be read together and any conflict in terms shall be resolved with deference to the terms contained in this Term Sheet.

OMS INVESTMENTS, INC. By: Name: Title: Date:	AEROGROW INTERNATIONAL, INC. By: Name: Title: Date: